EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2022 relating to the consolidated financial statements of Eloxx Pharmaceuticals, Inc., appearing in the Annual Report on Form 10-K of Eloxx Pharmaceuticals, Inc for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 31, 2023